Exhibit 99.1

News Release

Contact: Katie Reinsmidt, Executive Vice President - Chief Operating Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

CBL PROPERTIES ANNOUNCES BLOCK SHARE REPURCHASE

CHATTANOOGA, Tenn. (October 10, 2024) – CBL Properties (NYSE:CBL) today announced that it completed the repurchase of 500,000 shares of CBL stock for $12.525 million, in a privately negotiated block trade from a single shareholder. The block repurchase was completed separately from CBL’s existing stock repurchase program described below.

Additionally, on August 10, 2023, CBL announced that its Board of Directors authorized a stock repurchase program for the Company to buy up to $25.0 million of its common stock. As of September 20, 2024, CBL had completed all repurchase activity under this program. A total of 1,074,826 shares were repurchased under the program at a weighted average share price of $23.259 per share.

“We are pleased to have repurchased more than 1.5 million shares of CBL at extremely attractive valuations,” said Stephen D. Lebovitz, CBL’s Chief Executive Officer. “This investment demonstrates our confidence in the Company’s future, our conviction that there is significant upside value in CBL, and our commitment to returning value to shareholders.”

After cancellation of the repurchased shares the Company currently has 30,749,272 shares of common stock outstanding (excluding 34 treasury shares).

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of properties located in dynamic and growing communities. CBL’s owned and managed portfolio is comprised of 91 properties totaling 57.1 million square feet across 21 states, including 55 high-quality enclosed malls, outlet centers and lifestyle retail centers as well as more than 30 open-air centers and other assets. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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